UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

March 25, 2013

Date of Report (date of earliest event reported)

GIGOPTIX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-35520	26-2439072
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

130 Baytech Drive

San Jose, CA 95134

(Address of principal executive offices)

(408) 522-3100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference in response to this Item 1.01.

Item 2.03. Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

As disclosed in its Current Report on Form 8-K filed with the Securities and Exchange Commission on December 13, 2011, GigOptix, Inc. (the “Company”) and its wholly owned subsidiaries, ChipX, Incorporated and Endwave Corporation (together with the Company, the “Borrowers”) previously on December 9, 2011 entered into an Amended and Restated Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (“SVB”). Pursuant to the Loan Agreement, the Borrowers were entitled to borrow from SVB up to $6 million, based on net eligible accounts receivable after an 80% advance rate and subject to limits based on the Borrowers’ eligible accounts as determined by SVB (the “Revolving Loan”). Interest on extensions of credit under the Revolving Loan was equal to the greater of 0.75% above the prime rate or 4.00%.

As disclosed by the Company in its Form 10-Q for the quarter ended July 1, 2012, as filed with the SEC on August 15, 2012, as of July 1, 2012, the Company was in violation of one of the covenants of the First Restated Loan Agreement which required that on the last day of every month, the ratio of the Company’s cash, cash equivalents and accounts receivable (together, “Quick Assets”) to the Company’s current liabilities which matured within the following year (including obligations to SVB) (“Current Liabilities”) be 1.50 to 1.00. The violation was cured by the July 3, 2012 repayment of the $6.0 million borrowed from SVB, and as a result, the consequence of the Company’s violation of the covenant was not material to the Company.

As disclosed by the Company in its Current Report on Form 8-K as filed with the SEC on August 27, 2012, the Borrowers and SVB entered into a Default Waiver and First Amendment to the Loan Agreement on August 23, 2012 (the “First Amendment” and together with the Loan Agreement the “Amended Loan Agreement”) in order to allow the Company to continue to borrow under its Loan Agreement without further violations of that covenant and to waive the default resulting from the violation that occurred on July 1, 2012, as described above. Under the First Amendment, SVB agreed to waive the July 1, 2012, default by the Company for violation of the covenant only for the measurement period ended June 30, 2012; the Company was in compliance with the covenant for the measurement period ended July 29, 2012. As previously disclosed, the First Amendment also amended the Loan Agreement in the following material ways (capitalized terms used in this paragraph but not defined herein had the meanings ascribed thereto in the First Amendment or the Loan Agreement, as applicable):

(i) For measuring periods from July 1, 2012, to December 31, 2012, the covenant for the Adjusted Quick Ratio (defined as the ratio of Quick Assets to Current Liabilities, but excluding up to $1,200,000 of non-cash accrued liabilities) was lowered to 1.35 to 1.00 (from the previous 1.50 to 1.00 prior to the amendment with no exclusion for non-cash accrued liabilities). For measuring periods after January 1, 2013, the Adjusted Quick Ratio was 1.50 to 1.00;

(ii) Exhibit D (Compliance Certificate) to the Loan Agreement was amended and restated to reflect the foregoing amendments; and

(iii) The covenant related to allowing SVB access to the Company’s Collateral and Books and Records was amended to provide that so long as the Borrower made Advances no more frequently than once per calendar quarter, and provided that no Event of Default had occurred and was continuing, SVB would not inspect the Collateral or audit and copy the Borrower’s Books.

On March 25, 2013, SVB and the Borrowers entered into a Second Amended and Restated Loan and Security Agreement (the “Second Restated Loan Agreement”) which amended and restated the Amended Loan Agreement (capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Second Restated Loan Agreement.) Pursuant to the Second Restated Loan Agreement, the total aggregate amount that the Borrowers are entitled to borrow from SVB has increased to $7 million, which is now split into two different credit facilities, comprised of (i) the existing Revolving Loan facility which was amended to provide that the Borrowers are entitled to borrow from SVB up to $3.5 million, based on net eligible accounts receivable after an 80% advance rate and subject to limits based on the Borrowers eligible accounts as determined by SVB (the “Amended Revolving Loan”) and (ii) a new facility under which the Borrowers are entitled to borrow from SVB up to $3.5 million without reference to accounts receivable under which the principal balance and accrued interest must be repaid within 3 business days after the date of any advance under the facility (the “Non-Formula Line of Credit”). In addition, the Second Restated Loan Agreement eliminates the covenant related to the Adjusted Quick Ratio which was contained in the Amended Loan Agreement.

The most significant advantages to the Borrowers of the Second Restated Loan Agreement compared to the Amended Loan Agreement include the following:

•	The total amount available to the Borrowers has increased from $6 million to $7 million;

•

The financial covenants applicable to the prior Revolving Loan have been removed, and there are no financial covenants applicable to either the Amended Revolving Loan or the Non-Formula Line of Credit;

•	The Borrowers have immediate access under the new Non-Formula Line of Credit to $3.5 million for short term borrowing; and

•	As discussed below, the interest rate under the Amended Revolving Loan has decreased by 15 basis points from the prior Revolving Loan when the Company has Net Cash above $4 million.

The net effect of the Second Restated Loan Agreement is that, despite the fact that the Amended Revolving Loan has decreased to $3.5 million under the Second Restated Loan Agreement, the Second Restated Loan Agreement allows the potential for the Borrowers to borrow more, in the aggregate than was possible under its Amended Loan Agreement as a result of the addition of the $3.5 million Non-Formula Line of Credit which the Borrowers can draw down upon without reference to accounts receivable. This provides the Borrowers with additional borrowing flexibility.

The calculation of interest and fees under the Amended Revolving Loan is now dependent on the Net Cash position of the Company (defined in the Second Restated Loan Agreement as the deposit, unrestricted cash and short-term investments at or through Bank, less Bank debt) as measured on the last day of each Reconciliation Period. If the Net Cash is above $4 million, the interest rate is equal to the greater of 0.60% above the prime rate or 3.85% without the imposition of a monthly Collateral Handling Fee. If Net Cash is between $1.00 and $4 million, a 0.15% monthly Collateral Handling Fee is added. If Net Cash is below $1.00, a 0.325% monthly Collateral Handling Fee is added taking the interest rate to what it was under the Amended Loan Agreement. The interest rate under the Non-Formula Line of Credit is equal to the greater of 1.75% above the prime rate or 5.00%, and there is no unused line fee or other fees associated with that portion of the facility.

When Net Cash is above $4 million, advances on the Amended Revolving Loan will be made based on streamline reporting using a borrowing base certificate. If Net Cash drops to $4 million, or less, then advances will be made based upon an invoice transmittal.

Other changes in the Second Restated Loan Agreement include: (i) The addition of a provision related to negotiation between the Borrowers and SVB if changes in GAAP would affect the computation of any financial ratio or calculation required under the Second Restated Loan Agreement, in order to preserve the original intent in light of such changes in GAAP; and (ii) Exhibit B – Compliance Certificate and Exhibit D – Borrowing Base Certificate were both amended and restated to reflect all of the foregoing changes in the Second Restated Loan Agreement, including the addition of the Non-Formula Line of Credit.

In addition, SVB is receiving pursuant to the Second Restated Loan Agreement a fully earned, non-refundable commitment fee of $22,000 in the aggregate ($10,000 under the Amended Revolving Loan and $12,000 under the Non-Formula Line of Credit, respectively) on the effective date (March 25, 2013), and an additional $12,000 due on the first anniversary of the effective date. Furthermore, if the Second Restated Loan Agreement is terminated prior to its expiration date, then Borrowers will pay $35,000 to SVB ($17,500 under the Amended Revolving Loan and $17,500 under the Non-Formula Line of Credit, respectively). The Second Restated Loan Agreement will expire on March 9, 2015, an extension of fifteen months from the expiration date of Amended Loan Agreement.

The Second Restated Loan Agreement is secured by all personal property of the Borrowers, including all accounts, equipment, inventory, receivables, and general intangibles.

The Second Restated Loan Agreement includes customary representations and warranties for agreements of this type. In addition, the Second Restated Loan Agreement contains a number of restrictive covenants that will impose significant operating and financial restrictions on the Company’s operations, including, but not limited to its ability to:

•

Sell, lease, or otherwise transfer, or permit any of its subsidiaries to sell, lease or otherwise transfer, all or any part of the Borrowers’ business or property, except in the ordinary course of business or in connection with certain indebtedness or investments permitted under the Second Restated Loan Agreement;

•

Merge or consolidate, or permit any of its subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its subsidiaries to acquire, all or substantially all of the capital stock or property of another person;

•	Create, incur, assume or be liable for any indebtedness, other than certain indebtedness permitted under the Second Restated Loan Agreement;

•	Pay any dividends (except in the form of the Company’s equity securities) or make any distribution or payment on, or redeem, retire or repurchase, any capital stock; and

•	Make any investment, other than certain investments permitted under the Second Restated Loan Agreement.

The Second Restated Loan Agreement also contains events of default customary for credit facilities of this type, including, among other things, nonpayment of principal or interest when due under both the Amended Revolving Loan and the Non-Formula Line of Credit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GIGOPTIX, INC.

By:	/s/ Dr. Avi Katz
Name:	Dr. Avi Katz
Title:	Chief Executive Officer

Date: March 29, 2013